EXHIBIT 20.6



                       A&A COMPLETES SALE OF ALEXSIS SUBSIDIARY



               NEW YORK, Feb. 28, 1995 -- Alexander & Alexander Services

               Inc. (A&A) has completed the previously announced sale of

               Alexsis, its third party administrator subsidiary, to CNA

               Financial Corporation's Continental Casualty subsidiary.

                    The transaction will result in an approximate $30

               million pre-tax gain that will be included in A&A's first

               quarter results.


















































                                          12